Exhibit 99.1
Acceleron Pharma Announces Global Collaboration with Celgene Corporation on
ACE-011 Program for Cancer-Related Bone Loss
CAMBRIDGE, Mass. & SUMMIT, N.J.— Feb. 20, 2008 — Acceleron Pharma, Inc. and Celgene Corporation today announced a worldwide strategic collaboration for the joint development and commercialization of ACE-011, a first-in-class, novel bone-forming compound. The collaboration combines both companies’ resources and commitment to developing products for the treatment of cancer and cancer-related bone loss. In pre-clinical and early clinical studies, this innovative compound has reported success in key biomarkers of bone formation. The companies also signed an option agreement for certain discovery stage programs.
Under the terms of the agreement, Celgene and Acceleron will jointly develop, manufacture and commercialize Acceleron’s products for bone loss. Celgene will make an upfront payment to Acceleron of $50 million, which includes a $5 million equity investment in Acceleron. In addition, in the event of an initial public offering of Acceleron, Celgene will purchase a minimum of $7 million of Acceleron common stock.
“This collaboration is an excellent strategic fit for Acceleron and the ACE-011 program. Celgene is one of the most successful biotech companies in the world and is the leader in the field of blood cancers, including multiple myeloma, an indication where ACE-011 has great potential,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “We believe Celgene’s established commercial, clinical, regulatory and international capabilities complemented by Acceleron’s expertise in novel biologics drug discovery, manufacturing and development may result in a successful partnership that reflects a shared vision to improve the lives of patients worldwide.”
Acceleron will retain responsibility for initial activities, including research and development, through the end of Phase 2a clinical trials, as well as manufacturing the clinical supplies for these studies. In turn, Celgene will conduct the Phase 2b and Phase 3 clinical studies and will oversee the manufacture of Phase 3 and commercial supplies. Acceleron will pay a share of the development expenses and is eligible to receive development, regulatory and commercial milestones of up to $510 million for the ACE-011 program and up to an additional $437 million for each of the three discovery stage programs. The companies will co-promote the products in North America. Acceleron will receive tiered royalties on worldwide net sales.
“Celgene supports the development of promising new approaches for the treatment of cancer and bone loss like ACE-011,” said Sol Barer, Ph.D., Chairman and Chief Executive Officer of Celgene. “We look forward to the initiation of the ACE-011 Phase 2a study in multiple myeloma later this year.”
The completion of the agreement is subject to Hart-Scott-Rodino approval under United States antitrust laws.
About ACE-011
ACE-011, a protein therapeutic based on the activin receptor type IIA, is a novel bone-forming agent. In numerous pre-clinical models of bone loss, ACE-011 increased bone mineral density, improved bone architecture, increased the mineral apposition and bone formation rates and improved bone mechanical strength. These effects have been demonstrated in therapeutic models of bone loss in which ACE-011 stimulated bone formation — a significant unmet medical need that is underserved by current treatments for bone loss. In its Phase 1 study, ACE-011 demonstrated an encouraging safety profile and increased biomarkers of bone formation. ACE-011 is currently in a Phase 1b study and Acceleron expects to begin a Phase 2a study in multiple myeloma in the middle of 2008.

Exhibit 99.1
About Acceleron
Acceleron is a privately held biopharmaceutical company committed to discover, develop, manufacture and commercialize novel biotherapeutics that modulate the growth of bone, muscle, fat and the vasculature to treat musculoskeletal, metabolic and cancer-related diseases. Acceleron’s scientific approach takes advantage of its unique insight into the regenerative powers of two protein families: the Growth and Differentiation Factors (GDFs) and Bone Morphogenetic Proteins (BMPs). ACE-011, a novel bone forming agent, is the Company’s lead program, and is being developed to reverse bone loss in diseases such as cancer-related bone loss. In addition, the company is advancing through pre-clinical development product candidates that increase muscle mass, control angiogenesis and inhibit fat accumulation. Acceleron utilizes proven biotherapeutic technologies and capitalizes on the company’s internal GMP manufacturing capability to rapidly and efficiently advance its therapeutic programs. The investors in Acceleron are Advanced Technology Ventures, Bessemer Ventures, Flagship Ventures, MPM BioEquities, OrbiMed Advisors, Polaris Ventures, QVT Financial, Sutter Hill Ventures and Venrock. For more information, visit www.acceleronpharma.com.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under Celgene’s control, which may cause actual results, performance or achievements of Celgene to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in Celgene’s filings with the Securities and Exchange Commission such as its 10K, 10Q and 8K reports.

CONTACT:
Celgene Corporation:	Acceleron Pharma:
David Gryska, 908-673-9059	Steven Ertel, 617-649-9234
Senior Vice President and Chief Financial Officer	Vice President, Corporate Development
or	or
Brian P. Gill, 908-673-9530	Paul Kidwell (Media)
Vice President, Global Corporate Communications	Suda Communications LLC, tel: 617-296-3854
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